Exhibit 5.1



                                                                February 8, 2005



Board of Directors
Integrated BioPharma, Inc.
225 Long Avenue
Hillside, New Jersey  07205

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form S-3 (No. 333-121601) filed by Integrated BioPharma, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") on December 23, 2004, (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 366,085 shares (the "Shares") of the common stock, par value $.002 per share (the "Common Stock"), of the Company by various selling stockholders of the Company, as identified in greater detail in the Registration Statement.

         We have examined such records and documents and have made such examination of law as we considered necessary to form a basis for the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof. Based upon such examination, it is our opinion that the Shares issuable upon conversion of the outstanding and issuable preferred stock and exercise of the outstanding and issuable warrants, when issued, delivered and paid for in accordance with the provisions of the outstanding preferred stock and outstanding warrants, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or under the Rules.

                                                 Sincerely,


                                                 GREENBERG TRAURIG, LLP